Exhibit 99.2


                                                                   PRESS RELEASE
                                                           For Immediate release


                 INSITUFORM EAST ANNOUNCES AGREEMENT FOR SALE OF
                     REAL PROPERTY TO LINLO REALITY L.L.C.

     LANDOVER, MD, July 28, 2003 - INSITUFORM EAST, INCORPORATED (OTC: INEI) today announced that it has entered into a Contract of Sale with LINLO Realty L.L.C., a subsidiary of Atlantic Transportation Equipment, Ltd. of Beltsville, MD, providing for the sale to LINLO of all of EAST's real property in Landover, MD. The purchase price of $5.215 million, including prior deposits, is payable in cash at closing. The closing of the sale to LINLO, which is expected to occur by the end of November 2003, is subject to certain customary conditions, which include a provision that LINLO be given a specified period of time for the conduct of investigations and surveys to ensure the suitability of the property for LINLO's use and development.

     The Contract of Sale provides, among other things, for the purchase by LINLO of (i) approximately 15.6 acres of land, (ii) five buildings comprising approximately 76,970 square feet of gross floor area, and (iii) certain furniture, fixtures and equipment. Under the Contract of Sale, LINLO has paid an initial refundable deposit of $25,000. Upon expiration of a 70-day period provided under the Contract of Sale for satisfactory investigation of suitability of the properties by LINLO, the initial deposit will be supplemented by an additional deposit of $125,000 and the entire deposit will become subject to forfeiture if LINLO subsequently fails to consummate the transaction.

     The announcement of an agreement to sell its real property comes one month following EAST's earlier announcement, on June 19, 2003, that it had entered into an Asset Purchase Agreement for the sale to Insituform Technologies, Inc. of substantially all of EAST'S non-real estate assets and on-going business. According to the Company, the agreement with LINLO represents an affirmative decision to proceed with another transaction for the disposition of assets used in the trenchless rehabilitation of deteriorated sewers and other underground pipelines principally using cured-in-place pipe ("CIPP") rehabilitation processes, presently the Company's sole business segment. EAST continues to examine a potential recommendation to stockholders for the overall dissolution of the Company. Under the terms of its agreement with Insituform Technologies, East has agreed that, after the closing of the asset sale (i) it will consider in good faith the dissolution of the Company and, unless it is determined by its Board of Directors in accordance with its fiduciary duties that such dissolution is not in the best interest of the Company and its stockholders, to submit a proposed dissolution to a vote of our stockholders no later than the next annual meeting, and (ii) if such a dissolution is approved its stockholders, to file a certificate of dissolution with the Delaware Secretary of State.

     EAST's Insituform(R) brand CIPP rehabilitation process utilizes custom-manufactured unwoven polyester fiber felt tubing, with an elastomeric coating on the exterior surface. The flat, pliable tube is later impregnated with a liquid thermosetting resin and the resin-saturated material is inserted in the pipe through an existing manhole or other access point. Using a temporary inversion duct and cold water pressure, the material is turned inside out as it is forced through the pipeline. When the inverted and inflated tube is fully extended, the cold water is recirculated through a heat-exchange unit. The heated water cures the thermosetting resin to form a new, hard, jointless, impact and corrosion resistant cured-in-place pipe within the original pipe. Lateral or side connections are then reopened by use of a remotely controlled cutting device.

     Statements in this press release that are not historical fact including, without limitation, statements as to the Company's possible future plans, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, that the transactions contemplated by the Contract of Sale will not be consummated in a timely manner or at all and the risk that LINLO could possibly make claims against monies in deposit potentially forfeited or otherwise, as well as other risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission.

                                      * * *

Contact:          Robert W. Erikson              George Wm. Erikson
                  President                      Chairman
                  (301) 386-4100                 (301) 386-4100